EXHIBIT 10.29

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (herein the "Agreement") is entered into between Cellco Partnership d/b/a Verizon Wireless and STEVEN E. ZIPPERSTEIN (herein the "Executive"), effective January 1, 2004. References to the "Company" herein shall include Cellco Partnership d/b/a/ Verizon Wireless, any company controlled by or under common control with Cellco Partnership, and any company which subsequent to the effective date of this Agreement carries on all or substantially all of the business of Cellco Partnership and affiliates of Cellco Partnership.

     WHEREAS, the services to be rendered by Executive are, and for the term of this Agreement will continue to be, of a unique character and of incalculable value to the Company; and

     WHEREAS, one of the purposes of the Company is, through contracts and other business relationships, to operate a national wireless communications business, including without limitation, wireless voice and data, paging and other CMRS businesses; and

     WHEREAS, if Executive were to engage in "competitive activities," as defined below, during the term of this Agreement or in violation of the restrictions set forth in this Agreement, the Company would suffer irreparable injury; and

     WHEREAS, the success of the Company depends in substantial part on the competitive advantages afforded by the management and technical skills provided by Executive; and

     WHEREAS, Executive desires to participate in the Verizon Wireless Long Term Incentive Plan ("LTIP");

     NOW, THEREFORE, the parties hereto, acknowledging the mutual consideration embodied in the terms and conditions of this Agreement and intending to be legally bound, hereby agrees as follows:

1. Term. Executive agrees to serve the Company, and the Company agrees to employ Executive, for a term of two years from the effective date of this Agreement (herein the "Term"). This agreement shall renew automatically for a new two-year term at the expiration of the Term unless (a) at least ninety days before the expiration of the Term the Company provides Executive with written notice of intent not to renew this Agreement at the expiration of the Term, or
(b) this Agreement is terminated pursuant to Sections 4 or 5.

2.   Duties. During the Term, Executive shall:

     (a) faithfully and diligently perform all such acts and duties and furnish such services as the Company, its Board of Representatives, its Chief Executive Officer, its Chief Operating Officer, or his or their designees shall direct, and perform all acts in the ordinary course of the Company's business reasonably necessary to the advancement of the Company's best interests;


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     (b) devote his full time, energy and skill to the business of the Company and to the promotion of the Company's best interests, except during vacations and other authorized absences; and

     (c) comply with all federal, state and local laws and any applicable foreign laws, and abide by the Company's code of business conduct and other policies of the Company while discharging his obligations under this Agreement or otherwise engaging in conduct, whether personal or business-related, which may impact the Company's business.

3.   Compensation.

     (a) The Company shall compensate Executive as set forth below for all services performed by him, subject to review from time to time in accordance with the Company's practices for similarly situated executives:

          (i) Base salary at the annualized rate of $365,500 effective as of January 1, 2004. This amount shall be payable in periodic installments in accordance with the Company's regular payroll practices;

          (ii) Short-Term Incentive at a target rate of 60% of base salary, in accordance with Company's Short-Term Incentive Plan;

          (iii) An annual flexible spending allowance of $18,000, paid periodically;

          (iv) Reimbursement for all reasonable expenses incurred in the performance of Executive's duties hereunder, including but not limited to travel, accommodation, entertainment, and other similar expenses, in accordance with the Company's policies and directives from Executive's superiors;

          (v) Participation, if otherwise eligible, in all health insurance, accident insurance, disability insurance, vacation and other welfare benefit plans maintained by the Company and provided generally to similarly situated executives; and

          (vi) Such other additional or special compensation, benefits and perquisites as the Company may generally provide from time to time to similarly situated executives.

     (b) The Company shall provide Executive with additional long-term incentive grants comparable in value to the value of such grants provided to similarly situated executives based on market conditions and in accordance with the LTIP, subject to Board approval. Such grants will be issued not as compensation for services rendered, but rather as an inducement to Executive to continue employment with the Company and to enter into this Agreement.


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4.   Termination of Executive's Employment by the Company.

     (a) Death or Disability. The Executive's employment with the Company will terminate automatically upon Executive's death, or upon Executive's continuing disability on the date on which his short-term disability benefits expire if at that time he remains unable, even with reasonable accommodation, to perform the essential duties and responsibilities he was performing prior to the commencement of eligibility for such benefits. Termination of employment due to disability shall not constitute a bar to Executive's eligibility for long-term disability benefits if Executive would have qualified for such benefits in the absence of the termination of his employment.

     (b) For Cause. The Company may terminate Executive's employment for Cause, in writing and without prior notice, upon any of the following reasons:

          (i) breach by Executive of any of the covenants he makes or material obligations he assumes under this Agreement; or

          (ii) insubordination or failure to perform job responsibilities with full-time and good-faith efforts; or

          (iii) conviction of, or plea of nolo contendere to, criminal charges (other than a traffic citation or minor misdemeanor), or conduct which, if prosecuted, would warrant conviction on such charges under a "beyond a reasonable doubt" standard of proof; or

          (iv) material violation of the Company's Code of Business Conduct or other policies of the Company, including, by way of example, a violation of the employer's voucher or expense reimbursement rules; or

          (v) conduct which, if it were known by the public, would harm the reputation of the Company; or

          (vi) exercising, using, or discharging the authority, office or duties conferred upon Executive by the Company other than solely in the best interests of the Company, including without limitation the execution of such authority, the use of such office or the discharge of such duties for the Executive's personal benefit or that of his family, friends or associates.

     (c) Without Cause. The Company may terminate the Executive's employment at any time without cause. Written notice of intent not to renew this Agreement shall be deemed termination without cause, but only if Executive remains at work for the Company through the last day of the Term of this Agreement. In such case, Executive shall be eligible to receive liquidated damages as set forth in Section 6(b). In any proceeding conducted to determine whether Executive's employment was terminated for Cause, if the finder of fact determines that Executive's employment was terminated other than for Cause, then his employment shall be deemed to have been terminated Without Cause, and the remedy shall be limited to liquidated damages as provided in Section 6(b).


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5.   Termination by Executive.

     (a) Without Good Reason. Executive may terminate his employment at any time Without Good Reason. Without limiting the meaning of the term "Without Good Reason," it shall constitute termination of employment Without Good Reason if Executive refuses to work under a renewal of this Agreement or if the Executive refuses to sign a successor agreement for an additional term of two years, provided that such successor agreement does not reduce Executive's then current base salary or short- or long-term incentive targets.

     (b) For Good Reason. Executive may terminate his employment for Good Reason, but only on 60 days' written notice of intent to resign for Good Reason. In such case, Executive shall be eligible to receive liquidated damages on the terms set forth in Section 6(b). Executive shall be deemed to have Good Reason to terminate his employment if no event has occurred which would constitute Cause for the Company to terminate his employment, and if any of the following events has occurred within six months prior to the effective date of the termination of his employment:

          (i) assignment, without written consent of the Executive, to a position which involves more than a change in reporting structure, but also results in materially less authority and responsibility than immediately before such assignment; or

          (ii) reduction in Executive's base salary; or

          (iii) reduction in Executive's short- or long-term incentive targets below the targets of similarly situated executives; or

          (iv) "Change in Control," which shall mean (1) a sale or transfer of more than 50% of the Company's assets to an entity other than: (a) Verizon Communications Inc. ("Verizon") or any affiliate or subsidiary or successor thereof (collectively, "Verizon Companies") or (b) Vodafone Group Plc ("Vodafone") or any affiliate or subsidiary or successor thereof ("Vodafone Companies") , (2) a sale of partnership interests such that Verizon Companies and Vodafone Companies own less than 50% of the partnership interests in the Company, or (3) a sale of equity interests in the Company; provided that as a result of (1), (2), or (3), Verizon Companies or Vodafone Companies cease to have "actual management control" of the Company; and provided further, that neither (1) nor (2) nor (3) shall constitute a "Change in Control" if the transaction at issue is an initial public offering or subsequent offerings or distribution to Verizon Companies or Vodafone Companies. "Actual management control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management of the Company as it may be constituted following the event described in (1), (2), or (3) above (including, without limitation, the power to appoint a majority of the Board of Representatives or other comparable governing body of such entity), whether through the beneficial ownership of voting securities or other ownership interest, by contract or otherwise, whether the loss of actual management control is voluntary or involuntary or the result of any merger, tender offer, stock purchase, other stock acquisition, consolidation, recapitalization, reverse split, or sale or transfer of assets. In addition to items (1), (2) or (3) above, within twelve months following a


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     "Change of Control", Executive must have Good Reason to terminate his employment, as defined in Section 5(b).

     (c) Retirement. If during the Term of the Agreement, Executive terminates employment by reason of Retirement (as that term is defined in the Verizon Wireless Long Term Incentive Plan and its Award document), and so long as Executive provides at least 60 days prior notice of such Retirement, Executive shall not be subject to liquidated damages obligations under Section 11(a). Executive's obligations under under Sections 7 and 8 shall continue in the event of Retirement from the Company.

6.   Post-Termination Liquidated Damages Payable by the Company.

     (a) If the Company terminates Executive's employment for Cause or by reason of disability or death, or if Executive terminates his employment Without Good Reason, then the Company shall have no further obligations to Executive beyond the date of termination of employment, other than to provide compensation owed for services previously rendered pursuant to Section 3(a); provided, however, that if the termination of Executive's employment is by reason of disability or death, then Executive (in the case of disability) or Executive's executor or administrator (in the case of death) may exercise Executive's vested long term incentive grants pursuant to the terms of the long-term incentive plan.

     (b) If the Company terminates Executive's employment Without Cause, or if Executive terminates his employment with Good Reason, the Company shall provide to Executive, as liquidated damages, (i) an amount equal to 150% of Executive's annualized base salary and short-term incentive target at the time of termination, payable in 18 equal monthly installments, subject to required payroll deductions, and (ii) continued participation in the Company's medical and dental insurance plans for 18 months, at the Company's expense but subject to any employee contribution requirements applicable as of Executive's last day of active employment (as such requirements may thereafter be revised generally from time to time). Payment of such liquidated damages shall not be deemed compensation for prior services rendered, but rather shall be deemed a settlement of the parties' obligations to each other, as provided below. In addition, Executive's unvested long-term incentive grants shall vest and may be exercised in accordance with the terms of the long-term incentive plan that apply to terminations "without cause." Company also shall pay Executive cash in lieu of accrued but unused vacation days, at a daily rate equal to 1/260th of Executive's annualized base salary rate.

     (c) (i) Liquidated damages under Section 6(b) shall not be payable if the Executive is in breach of this Agreement at the time of the termination of his employment.

         (ii) Upon Executive's breach of any of his covenants or continuing obligations under Sections 7 through 10 of this Agreement, Executive's right, if any, to payment of liquidated damages after the date of such breach shall be forfeited.


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     (d) Executive's right to liquidated damages hereunder shall be conditioned on his agreeing to and executing, within the time specified by the Company, a release in such form as reasonably may be required by the Company. The Company shall have no obligation to pay liquidated damages unless and until such release is signed. The validity and enforceability of such release shall not be impaired if, after signing it, Executive's right to continued payment of liquidated damages is forfeited pursuant to Section 6(c)(ii).

     (e) Liquidated damages hereunder shall be in lieu of any right Executive otherwise may have to receive benefits under any severance or separation pay plan, program or practice which may otherwise be applicable to him, and he hereby waives any right to receive any such severance benefits.

7.   Prohibition Against Competitive Activities.

     (a) Covenant Not to Engage in Competitive Activities. Executive acknowledges that by virtue of his employment with the Company, he will obtain knowledge, training, experience and access to the Company's proprietary and confidential information to such an extent that if he were to work for or otherwise provide services to a competitor of the Company, that competitor inevitably would gain an unfair competitive advantage by means of its access to Executive's knowledge, training, experience and familiarity with the Company. Therefore, in consideration for (i) the offer of this Agreement for a specific term, (ii) the right to post-termination liquidated damages on the terms provided in Section 6, and (iii) the opportunity to participate in the Company's long-term incentive plan, Executive covenants to the fullest extent permitted by law that he will not engage in Competitive Activities (as that term is defined in Section 7(b)) while he remains employed by the Company and until one year after the date of termination of his employment for any reason (and, in the case of activities described in Section 7(b)(iii), until two years after the date of termination of his employment for any reason). Executive further acknowledges that this covenant not to compete and other restrictive covenants in this Agreement are fair and reasonable, that enforcement of the provisions of this Agreement will not cause Executive undue hardship, and that the provisions of this Agreement are reasonably necessary and commensurate with the need to protect the Company and its business interests and property from irreparable harm. Executive agrees that because of the widespread nature of the Company's business, breach of this Agreement by engaging in Competitive Activities anywhere in the United States would irreparably injure the Company and that, therefore, a more limited geographic restriction is neither feasible nor appropriate. Executive represents to the Company that Executive's education, training and experience are such that this covenant not to compete will not jeopardize or significantly interfere with Executive's ability to secure other gainful employment.

     (b) Competitive Activities Defined. For purposes of this Agreement, "Competitive Activities" means any or all business activities in the wireless communications industry in the United States relating to products or services of the same or similar type as those provided or offered by the Company as of the effective date of this Agreement. In addition, "Competitive Activities" also encompasses any or all business activities in the wireless communications industry in the United States


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relating to products or services of the same or similar type as those provided or offered by the Company during the term of this Agreement (including products or services the Company planned to provide or offer in accordance with any Business Plan approved by the Board of Representatives prior to the termination of Executive's employment), provided that the Executive had management, strategic planning, business planning, implementation, operations, administration, or other responsibility for or involvement with the communications services, products and/or business. It, however, shall not be considered Competitive Activity for Executive to accept employment by Verizon or any affiliate of Verizon or Vodafone or any affiliate of Vodafone provided that Verizon and Vodafone are not competing with the Company at the time employment is accepted. Restricted activities include, but are not limited to:

          (i) personally working for, owning, managing, operating, controlling or participating in the ownership, management, operation or control of, or providing consulting or advisory services to, any business engaged in Competitive Activities; provided, however, that Executive's purchase or holding of securities of a publicly-traded company, for investment purposes, shall not be prohibited so long as Executive's equity interest in any such company is less than one percent;

          (ii) maintaining any appreciable financial interest in any business engaged in Competitive Activities;

          (iii) soliciting, inducing or influencing employees of the Company or former employees who have worked for the Company within the preceding six months to engage in Competitive Activities;

          (iv) interfering with the relationship of the Employer with any of its customers, agents, representatives, suppliers or vendors under contract; and

          (v) engaging in or planning to engage in Competitive Activities while still employed by the Company.

     (c) Forfeiture of Benefits. Executive acknowledges that any violation of any of the covenants of this Section 7 may result in the forfeiture of rights to benefits or compensation under one or more benefit or compensation plans of the Company which contain such forfeiture provisions, and will result in his obligation to pay liquidated damages as provided in Section 11.

8.   Prohibition Against Disclosure of Proprietary
     Information; Intellectual Property Rights.

     (a) Duty to Preserve Confidentiality. Executive acknowledges that he will be privy to strategic and sensitive business information, and that he will have access to confidential and proprietary information of the Company. Therefore, during the course of Executive's employment and after such employment ends for any reason, (i) Executive will treat with utmost confidentiality all such strategic and sensitive business information and all such confidential and proprietary information (including, without limitation, "Proprietary Information" as that term is defined in Section 8(b)


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below), and (ii) except as required to conduct the business of the Company or as authorized in writing by the Company, Executive will not publish, disclose or use such information or authorize anyone else to publish, disclose or use it. Executive acknowledges that, in addition to his duties under this Agreement, he has common law and statutory duties as an employee to preserve the confidentiality of the Company's trade secrets, and will continue to have such duties after his employment terminates for any reason.

     (b) Definition of Proprietary Information. "Proprietary information" includes, but is not limited to, information in the possession or control of the Company that has not been fully disclosed in a writing which has been generally circulated to the public at large, and which gives the Company an opportunity to obtain or maintain advantages over its current and potential competitions. "Proprietary information" includes, without limitation,

          (i) marketing plans, strategic or tactical business plans, product plans and designs, undisclosed financial data, agreements with third parties, technical information, computer software or other apparatus programs, databases, budgets and projections, whether in draft or final form:

          (ii) ideas, processes, methods, techniques, systems, patented or copyrighted information, models, devices, programs, computer software or related information and documentation;

          (iii) documents relating to regulatory matters and correspondence with governmental entities, including classified National Security information;

          (iv) pricing and cost data;

          (v) reports and analyses of business prospects;

          (vi) business transactions which are contemplated or planned;

          (vii) research data;

          (viii) employee information and data, including knowledge of skills, abilities, performance and compensation;

          (ix) information relating to specific users and purchasers of the Company's products or services or to such users and purchasers generally, such as customer names, customer contacts, terms of customer contracts, customer proposals, types, locations, and quantities of service, calling patterns and billing information; and

          (x) other confidential matters pertaining to or known by the Company, including information that is proprietary to others which the Company is bound to protect, such as vendor or customer proprietary information or information provided in conjunction with non-disclosure or confidentiality agreements with third parties.


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     (c) Obligation to Return Company Property. Upon the termination of
Executive's employment for any reason, and prior to his last day of active employment, Executive shall return to the Company all property of the Company in his possession, custody and control, including without limitation, the originals and all copies of all records, papers, programs, computer software, documents and other materials which contain Proprietary Information, as defined in Section 8(b), and all computer and other equipment of the Company.

     (d) Intellectual Property.

          (i) Executive will promptly disclose to the Company, in confidence, all inventions, discoveries, designs, improvements, technical information, ideas, databases, computer software or other apparatus programs, related documentation, and other works of original authorship, whether or not patentable, copyrightable or susceptible to other forms of protection, which he makes, creates, develops, writes or conceives during the course of his employment by the Company (hereinafter, "Innovations").

          (ii) Executive hereby assigns and grants to the Company all rights, title and interest in and to all Innovations. On request by the Company, Executive will execute a specific assignment to the Company of all rights, title and interest to any particular Innovation or group of Innovations, and will execute all applications for patent, copyright or other forms of protection for such Innovations in the United States and in other countries.

          (iii) An Innovation will be deemed not to have been made in the course of Executive's employment by the Company if it (1) was developed on his own time and (2) no equipment, supplies, facilities or trade secret information of the Company were used in developing it. However, even if an Innovation was developed entirely on Executive's own time, and even if no equipment, supplies, facilities or trade secret information of the Company were used in developing it, an Innovation shall be deemed to have been made in the course of Executive's employment if at the time of its conception or reduction to practice it related to the Company's business or to the Company's actual or demonstrably anticipated research or development, or if it resulted from any work that Executive performed for the Company.

          (iv) During the course of Executive's employment and after such employment ends for any reason, (1) Executive will treat with utmost confidentiality all Innovations and all private, trade secret and proprietary information concerning them, and (2) except as required by the conduct of the business of the Company or as authorized in writing by the Company, Executive will not publish, disclose or use such information or authorize anyone else to publish, disclose or use it. When Executive's employment terminates, he will relinquish all documents, equipment and records containing such information to the Company, regardless of its form.

     (e) Forfeiture of Benefits. Executive acknowledges that violation of any of the prohibitions or covenants of this Section 8 may result in the forfeiture of rights to


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benefits or compensation under one or more benefit or compensation plans of the
Company which contain such forfeiture provisions, and will result in his obligation to pay liquidated damages as provided in Section 11.

9. Confidentiality. Executive agrees not to disclose or discuss, other than with his legal counsel, personal tax or financial advisors, or spouse, either the existence or any details of this Agreement. Executive will use his best efforts to ensure that any such legal counsel, personal tax or financial advisor, or spouse will not disclose or discuss the existence or any details of this Agreement with any other person. This Agreement shall not prohibit the Executive from disclosing to any person that he has agreed not to compete with the Company and that he has legal duties not to disclose the Company's proprietary information. Executive is hereby authorized to reveal to a prospective employer or prospective client or business associate the precise terms of Sections 7, 8(a) and (b), 11(b) and 12 hereof, but in so doing, Executive shall not reveal any other parts of this Agreement.

10. Duty to Disclose Acceptance of Offers of Employment by Other Employers. Executive acknowledges that the Company has an ongoing interest in knowing whether any of its employees or former employees who have, or had, access to proprietary or confidential information intend to provide services as an employee, consultant or in any other capacity to an entity which the Company considers to be a competitor or potential competitor. Accordingly, during the period of Executive's employment by the Company, Executive shall give written notice to the Company of his intention to accept employment with any employer other than the Company, not later than the date on which he gives his written or oral acceptance of an offer of employment, or offer of compensation in exchange for advice, information or consulting services. That notice shall state the name of the offering entity, the role or position accepted and a brief summary of the responsibilities, the geographic location and scope of that role or position.

11.  The Company's Remedies for Breach of Agreement

     (a) Liquidated Damages Payable by Executive upon Resignation. Executive recognizes that his services to the Company are of the highest value to the Company, that his services cannot be easily replaced in the event he terminates his employment prior to the end of the Term, and that the loss of Executive's services would cause damages to the Company's operations which are substantial but not readily calculable. Therefore, Executive warrants that if he terminates his employment before expiration of the Term other than for Good Reason, he shall pay the Company as liquidated damages an amount equal to 100% of the Executive's pre-tax gain from the exercise (during the six month period preceding termination) of any long-term incentive grants issued to Executive by the Company. Such sum shall be payable in a single lump amount which shall be immediately due and payable upon written demand by the Company following the termination of Executive's employment. In addition, Executive's right to exercise any long-term incentive grants issued to Executive by the Company which have not yet been exercised shall be extinguished as of the last day of his active employment. Further, in the event that Executive resigns during the term of this Agreement to thereafter engage in Competitive Activities as set forth in Section 7,


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Executive also shall pay the Company the costs it incurs in recruiting a replacement for Executive in a single lump sum which shall be payable within thirty days after the Company notifies Executive as to the amount of such costs. This replacement cost obligation is in addition to any other amounts for which Executive may be liable under Section 11(b).

     (b) Liquidated Damages for Breach of Covenants Under Sections 7 or 8. Executive acknowledges that his breach of any of his covenants under Sections 7 or 8 of this Agreement would cause substantial damages to the Company that are not readily calculable. Accordingly, in the event of such a breach, Executive agrees to pay to the Company as liquidated damages an amount equal to the sum of his annualized base salary and short-term incentive target in effect at the time of the breach. In addition, (i) as provided in Section 6(d), Executive's right to any payments under Section 6(b) which have not yet been made shall be extinguished and no further such payments shall be due, (ii) he shall return to the Company all payments under Section 6(b) which theretofore shall have been provided to him (except that Executive shall retain $100 of such sum as consideration for the release executed pursuant to Section 6(d)), (iii) all of his grants under any long-term incentive plan which have not yet vested or which have vested but not yet been exercised shall be extinguished immediately,
(iv) Executive shall owe to the Company all pre-tax gain derived from the exercise of any long-term incentive grants during the six months preceding the breach; and (v) Executive also shall pay the Company the costs it incurs in recruiting a replacement for Executive. Executive promptly shall pay to the Company the sum of all amounts to be paid pursuant to this Section 11(b), in a single lump amount which shall be due immediately and payable on demand following the breach.

     (c) Injunctive Relief. Executive acknowledges that if he breaches his covenants under Sections 7 and 8 of this Agreement, competitors of the Company will gain the value of the Executive's services to the detriment of the Company, and that the Company thereby will suffer irreparable injury. In the event of a breach of any of his covenants under Sections 7 or 8, whether or not Executive is still employed by the Company at the time of such breach, to the extent permitted by law, Company shall be entitled, in addition to causing the Executive to forfeit benefits as described in Sections 7(c) and 8(e), and in addition to liquidated damages payable under Section 11(b) and any other remedies available at law, to injunctive relief to restrain further breach of such commitments by the Executive or by any person acting for or with him in any capacity whatsoever.

12. Arbitration. In the event that (a) Executive believes that the Company has breached any provision of this Agreement or otherwise has violated his rights in connection with his employment by the Company, the manner in which he was treated while so employed or the termination of his employment, or if he believes that the Company violated his rights under any common law theory of liability or any applicable federal, state or local law, statute, regulation or ordinance (including without limitation 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and any other state or federal statute that pertains to employee rights or discrimination in employment), or (b) the Company believes that Executive has breached any provision of this Agreement or otherwise has violated its rights in


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connection with his employment by the Company, the dispute shall be submitted to the American Arbitration Association in New York or any other state mutually agreeable to all parties, for arbitration pursuant to its rules and procedures for resolution of employment disputes. The arbitrator shall include in the award the prevailing party's costs and expenses (including expert witness fees) incurred in connection with the proceedings. The decision of the arbitrator shall be final and binding. Executive understands and agrees that this provision constitutes a waiver of his right to initiate a proceeding before an administrative tribunal seeking relief for himself and to sue in any court of law or equity, and that the sole forum available to him for resolution of disputes between himself and the Company is arbitration as provided herein. The parties intend that the arbitration procedure to which they hereby agree shall be the exclusive means for resolving all disputes between them, and their agreement in this regard shall be interpreted as broadly and inclusively as reason and law permits to realize that intent; provided, however, that nothing herein shall be considered a waiver of either party's right to seek a temporary restraining order or injunction from a court for purposes of preserving the status quo or preventing irreparable harm pending decision by an arbitrator.

13.  Miscellaneous Provisions.

     (a) Assignment by the Company. The Company expressly reserves the right to assign this Agreement. If and when the Executive transfers from the Company to another employer pursuant to such assignment, this Agreement shall be deemed to be assigned to the transferee employer in lieu of the Company. This Agreement may not be assigned by the Executive.

     (b) Waiver. The waiver by any Company of a breach by the Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by him.

     (c) Executive's Warranty. Executive warrants and represents that his acceptance of employment by the Company on the terms offered will not breach any contractual or other obligation he has to any third party, and that he will neither bring to the Company confidential or proprietary information or documents of any third party (other than a third party contributing assets to the Company), including any former employer, nor use or disclose any confidential or proprietary information of any third party without such third party's written authorization.

     (d) Severability. If any clause, phrase or provision of this Agreement (including, without limitation, Section 12), or the application thereof to any person or circumstance, shall be deemed invalid or unenforceable by any court of competent jurisdiction, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, phrase or provision hereof to other persons or circumstances. Further, if an arbitrator or court of competent jurisdiction determines that the geographic scope, duration or any other features of the covenants and commitments set forth in Sections 7 and 8 are not enforceable as drafted, this Agreement shall hereby be deemed to be amended automatically to provide the maximum enforcement thereof permitted by law.

     (e) Gender. All pronouns used in this Agreement are in the masculine gender solely for purposes of grammatical convenience, and it is the parties' intent that all pronouns used herein are intended to comprehend both genders as warranted by context or by the gender of the Executive.

     (f) Governing Law. The parties acknowledge that the services to be performed by Executive pursuant to this Agreement will be rendered in a number of different states, and that the Company has a special interest in having its agreements with employees in different places construed according to the same law because it conducts operations throughout the entire United States. Accordingly, this Agreement shall be construed and enforced in accordance with the laws of the State of New York, headquarters of Verizon Communications, its managing partner, without regard to choice of law principles.

     (g) Notices. Whenever this Agreement requires or permits notice to be given to the Company, the notice should be given in writing to the Chief Executive Officer of the Company, or to such other person as the Company may subsequently identify in writing to Executive.

     (h) Attachment One. The terms and conditions set forth in Attachment One are hereby incorporated by reference into this Agreement.

     (i) Entire Agreement. Except for the terms and conditions of the compensation and benefit plans applicable to Executive (as such plans may be amended by the Company from time to time), this Agreement (including the terms set forth in Attachment One) sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether written or oral, pertaining to the subject matter hereof, including without limitation any employment agreement previously entered into between Executive and the Company. This Agreement shall not negate (i) any benefits previously earned or rights granted under any long-term incentive plan; (ii) any other benefits maintained by any other entity that are not duplicative in nature of any benefits provided under this Agreement; or (iii) any obligations that the Executive may have under any non-compete, proprietary information or intellectual property agreement with any entity that is contributing assets to the Company or any affiliate of such entity. Any such rights, benefits, or obligations shall be determined in accordance with the terms of such agreements or plans. This Agreement shall not be modified or amended except by written agreement of the Company, the Executive, and the Company which then employs him. Executive has been advised to consult with an attorney regarding this Agreement, acknowledges having had ample opportunity to do so, and fully understands the binding effect of this Agreement.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, hereby execute this Agreement.

                                           Cellco Partnership d/b/a Verizon
                                           Wireless



     12/11/03                              By: /s/ Dennis F. Strigl
-------------------                        ---------------------------------
     Date                                      Chief Executive Officer


     12/19/03                                  /s/ Steven E. Zipperstein
-------------------                        ---------------------------------
     Date                                          Executive

                                 Attachment One

A. Executive shall be provided with financial counseling services of the AYCO Company (as previously provided to Executive during his employment with Verizon Communications Inc.) through tax year 2004, which services will include tax preparation assistance in 2005 for the 2004 tax year.

B. The Company will assume the obligations of Executive's July 19, 2000 Relocation Agreement with Verizon Communications Inc. for the remaining term of that Relocation Agreement.

C. With regard to any unexercised Verizon Communications stock options or performance stock units held by Executive, such stock options or performance stock units shall continue to vest in accordance with their respective Grant provisions and the terms of the applicable Verizon Communications Inc. incentive plan(s).

D. Executive shall remain a participant in Verizon Communication Inc.'s Executive Life Insurance Plan (VELIP). If employment with Verizon Wireless or Verizon Communications is terminated for reasons other than death, disability or retirement, participation in Verizon Communication Inc.'s Executive Life Insurance Plan shall cease. Executive and Company agree that Executive shall not be eligible to participate in the basic and supplemental life insurance plans offered by Verizon Wireless and Section 3(a) of the Agreement is accordingly modified.